Exhibit 5.1

650 Town Center Drive, 20th Floor
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January 29, 2015	Madrid	Washington, D.C.

File No. 055206-0001

Entellus Medical, Inc.

3600 Holly Lane North, Suite 40

Plymouth, Minnesota 55447

Re:	Registration Statement on Form S-8; 3,547,967 shares of Entellus Medical, Inc. Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Entellus Medical, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of 3,547,967 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the Entellus Medical, Inc. 2006 Stock Incentive Plan, as amended and restated (the “2006 Plan”), the Entellus Medical, Inc. 2015 Incentive Award Plan (the “2015 Plan”), and the Entellus Medical, Inc. 2015 Employee Stock Purchase Program (together with the 2006 Plan and 2015 Plan, the “Plans”), each as in effect on the date hereof. The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 29, 2015 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Entellus Medical, Inc.

January 29, 2015

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming in each case that the individual grants or awards under the Plans are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP